Exhibit 23.8

February 28, 2013

Fox Partners II, as

General Partner of Century Properties Fund XIX

4582 South Ulster Street, Suite 1100

Denver, CO 80237

Re:	Appraisal of Lakeside at Vinings Mountain Apartments (Atlanta, Georgia),

dated as of January 28, 2013.

Appraisal of Peak at Vinings Mountain Apartments (Atlanta, Georgia),

dated as of January 28, 2013.

Ladies and Gentlemen:

We hereby consent to the filing with the Securities and Exchange Commission (the “SEC”) of our appraisal report, in its entirety, referenced above (the “Appraisal Report”) with the Registration Statement on Form S-4 (the “Registration Statement”) filed by AIMCO Properties, L.P. and its affiliates (“Aimco”) and the Transaction Statement on Schedule 13E-3 filed by Aimco. We also consent to (i) the distribution of copies of the Appraisal Report, in its entirety, to the limited partners of Century Properties Fund XIX (“CPF XIX”) upon their request in connection with the merger involving CPF XIX, as described in the Registration Statement, and (ii) the reference to our firm and the description of the Appraisal Report in the Registration Statement, including any amendments or supplements thereto, that may be filed with the SEC. We further acknowledge that the Appraisal Report, in its entirety, will be generally available to the public through the filings with the SEC.

KTR REAL ESTATE ADVISORS LLC

By:	/s/ Thomas J. Tener
Name:	Thomas J. Tener
Title:	Managing Member